Exhibit 99.1

Tejas Incorporated Announces First Quarter
2005 Financial Results

AUSTIN, TEXAS- May 13, 2005- Tejas Incorporated (OTC BB:TEJS) today announced their first quarter 2005 financial results.

For the first quarter of 2005, total revenues were $12.8 million, which represents a $6.7 million year over year increase as compared to the first quarter of 2004. Pre-tax net operating income for the first quarter of 2005 was $3.7 million, which represents a $3.5 million year over year increase for the quarter. After-tax net operating income for the first quarter of 2005 was $2.3 million, which represents a $2.2 million year over year increase for the quarter. Earnings per share on a fully diluted basis for the first quarter 2005 was $0.47 compared to $0.04 for the prior year period.

Kurt Rechner, President and Chief Operating Officer, commented “We are pleased to report these positive trends versus the same period in 2004, as we continue to grow and diversify our platform while enduring a very difficult operating environment.”

Mark Salter, Chief Executive Officer, added, “We are happy to report another profitable quarter in challenging market conditions as we continue to implement the key growth strategies to accomplish our long term objectives.”

For the first quarter of 2005, investment banking revenues were $4.1 million. Investment banking revenues represented 32.2% of our total revenues for the quarter versus 0.4% of total revenues for the prior year quarter.

For the first quarter of 2005, brokerage and trading revenues were $8.6 million. Brokerage and trading revenues represented 67.8% of total revenues for the quarter versus 99.6% of total revenues for the prior year quarter.

Company Information

Tejas Incorporated (OTC BB:TEJS) is a holding company whose primary operating subsidiary is Tejas Securities Group, Inc., a Texas corporation (“Tejas Securities”). Tejas Securities is a full service brokerage and investment banking firm that focuses on the following: (i) proprietary research on distressed debt and special situation securities, (ii) trading and other brokerage services to value-based institutional and retail investors active in fixed income and equity instruments, and (iii) corporate finance and strategic advisory services to middle-market companies within our target industries. To learn more about Tejas Securities, please visit the Company’s web site at www.tejassec.com.

Safe Harbor Statement

This press release contains forward looking statements within the meaning of federal securities laws. Actual results are subject to risks and uncertainties, including both those specific to the Company and those specific to the industry, which could cause results to differ materially from those contemplated. The risks and uncertainties include, but are not limited to, general economic conditions, actions of competitors, changes in legislation, and technology changes. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date of this press release. Important factors that could cause actual results to differ materially from such forward-looking statements are described as “Risk Factors” in the Company’s most recent Form 10-K, and the Company’s other SEC filings. The Company does not undertake any obligation to publicly update any forward-looking statements.

Earnings Conference Call:

Tejas Incorporated has scheduled a conference call/webcast to review its first quarter 2005 financial results for Monday, May 16, 2005 at 7:30 a.m. CDT.

You may access the webcast of our call by visiting the Tejas Securities Group, Inc. website (www.tejassec.com). A direct link to the call will be found on the Tejas home page.

If you choose to participate via telephone, the dial-in number is 1-800-374-1498 for domestic callers, and 1-706-643-0395 for international callers.

Should you miss the call, you may access an archived copy at the Tejas website (in the Investor Relations section), or via a replay at 1-800-642-1687- passcode 5883492# for domestic callers, or 1-706-645-9291- passcode 5883492# for international callers. The teleconference replay will be available for one week after the conference call.

TEJAS INCORPORATED AND SUBSIDIARIES
Consolidated Statements of Operations (Unaudited)

	For the Three Months Ended
	March 31,
	2005	2004
Revenue:
Commissions from agency transactions	$1,987,756	727,176
Commissions from principal transactions	4,550,507	4,771,380
Underwriting and investment banking income	4,109,296	25,892
Net dealer inventory and investment income	1,980,448	490,323
Other income	126,740	18,612

Total revenue	12,754,747	6,033,383

Expenses:
Commissions, employee compensation and benefits	6,606,059	4,354,747
Clearing and floor brokerage	244,389	155,480
Communications and occupancy	567,584	500,718
Professional fees	403,574	183,779
Interest	60,904	19,967
Other	1,148,001	559,568

Total expenses	9,030,511	5,774,259

Income before income tax expense	3,724,236	259,124

Income tax expense	1,381,659	114,788

Net income	$2,342,577	144,336

Earnings per share:

Basic	$0.59	0.05

Diluted	$0.47	0.04

Weighted average shares outstanding:

Basic	3,973,826	3,024,048

Diluted	4,968,111	3,372,360

Contact: Craig Biddle

cbiddle@tejassec.com

512-306-5281